UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.

                               SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                             (Amendment 2)*


                       INVISION TECHNOLOGIES, INC.
   ___________________________________________________________________
                             (Name of Issuer)

               COMMON STOCK, PAR VALUE $0.001 PER SHARE
   ___________________________________________________________________
                      (Title of Class of Securities)

                               461851 10 7
   __________________________________________________________________
                              (CUSIP Number)

                           SEPTEMBER 29, 1998
   __________________________________________________________________
          (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
           / /  Rule 13d-1(b)
           / /  Rule 13d-1(c)
           /x/  Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               SCHEDULE 13G

  CUSIP No.   461851 10 7                                Page 2 of 5 Pages
  _______________________                                _________________


   1   NAME OF REPORTING PERSON
       /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         EUGENIO RENDO

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  / /
                                                                   (b)  /x/

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

         ITALY

                  5  SOLE VOTING POWER
  NUMBER OF             100,000
    SHARES
                  6  SHARED VOTING POWER
  BENEFICIALLY          0
   OWNED BY
     EACH         7  SOLE DISPOSITIVE POWER
  REPORTING             100,000
    PERSON
                  8  SHARED DISPOSITIVE POWER
     WITH               0

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*   / /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.8%

  12   TYPE OF REPORTING PERSON*
         IN

Item 1.

(a)       NAME OF ISSUER:     InVision Technologies, Inc.

(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          7151 Gateway Blvd.
          Newark, CA 94560

Item 2.

(a)       NAME OF PERSON FILING:
          Eugenio Rendo

(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:
          10 Stratton Street
          London, W1W 5FD, England

(c)       CITIZENSHIP:
          Italy

(d)       TITLE OF CLASS OF SECURITIES:  Common Stock, par value
          $0.001 per share

(e)       CUSIP NUMBER:  461851 10 7

Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b),
          OR 13-2(b), CHECK WHETHER THE PERSON FILING IS A:
          Not Applicable

Item 4.   OWNERSHIP:

(a)       AMOUNT BENEFICIALLY OWNED:
          100,000 shares

(b)       PERCENT OF CLASS:
          0.8%

(c)       NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
          (i)   sole power to vote or to direct the vote:
                100,000

          (ii)  shared power to vote or to direct the vote:
                0

          (iii) sole power to dispose or to direct the disposition of:
                100,000

          (iv)  shared power to dispose or to direct the disposition of:
                0

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: /x/

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:
          Not Applicable

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          Not Applicable

Item 9.   NOTICES OF DISSOLUTION OF GROUP:
          Not Applicable

Item 10.  CERTIFICATION:
          Not Applicable

                            SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   February 9, 1999


                                   EUGENIO RENDO


                                   By:   /s/ Curtis P. DiSibio
                                         ___________________________
                                   Name: Curtis P. DiSibio, Attorney-in-fact






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